Exhibit 99.2

Hardinge Inc. - Discussion Materials
$8.00 per Share Offer to Acquire All of the Outstanding Shares
of Hardinge Inc.

February 4, 2010

Legal Disclaimer

Romi
A TRADITION OF INNOVATION

Important Information

This presentation has been provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Hardinge. Subject to future
developments, additional documents regarding a transaction with
Hardinge may be filed with the Securities and Exchange
Commission (the "Commission") and, if and when available, would be accessible for free at the Commission's website at
http://www.sec.gov. Investors and security holders are urged to read such disclosure documents, if and when they become
available, because they will contain important information. Romi is not currently engaged in a solicitation of proxies from the shareholders of Hardinge. However, in connection with Romi's proposal to acquire Hardinge, certain directors and officers of
Romi may participate in meetings or discussions with Hardinge shareholders. Romi does not believe that any of these persons is a "participant" in the solicitation of proxies under SEC rules.
If in the future Romi does engage in a solicitation of proxies from the shareholders of Hardinge in connection with its
proposal to acquire Hardinge, Romi will include the identity of people who, under SEC rules, may be considered "participants" in the solicitation of proxies from Hardinge shareholders in
applicable SEC filings when they become available.

Forward-Looking Statements

Any statements made in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, including the proposed acquisition of Hardinge, are forward-looking statements within the meaning of the U.S.
federal securities laws and should be evaluated as such.
Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not
historical information. These forward-looking statements may be identified by words such as "anticipate," "expect," "suggest,"
"plan," believe," "intend," "estimate," "target," "project,"
"could," "should," "may," "will," "would," "continue,"
"forecast," and other similar expressions.

Although we believe that these-looking statements and
projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause
actual results or events to differ materially from those
expressed in the forward-looking statements and projections.
Factors that may materially affect such forward-looking
statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction; delays in obtaining any approvals for the
transaction, or an inability to obtain them on the terms
proposed or on the anticipated schedule. Forward-looking
statements, like all statements in this presentation, speak only as of the date of this presentation (unless another date is
indicated). Unless required by law, we do not undertake any
obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or
otherwise.

Summary Offer Terms



ROMI®

A TRADITION OF INNOVATION

Background	• Publicly announced on February 4th, 2010 • Over 2 months of prior communication with Hardinge management • Romi desire for a friendly transaction but willing to consider all options
Price Per Share	• $8.00 all cash consideration
Implied Transaction Size(1)	• $92 million equity value • $79 million enterprise value
Offer Premium(2)	• 46% premium to closing share price on February 3, 2010 • Over 63% premium to closing share price on December 14, 2009 (initial indication of interest) • Over 48% premium to closing share price over 90-day weighted average share price
Financing	• Not subject to any financing condition • Funded entirely from internal resources
Closing Conditions	• Mutually acceptable definitive merger agreement containing customary closing conditions, including requisite shareholder and regulatory approvals • Absence of any material adverse change in Hardinge's business

Notes: (1) Based on 11.5mm shares outstanding and $13.2mm in net cash as per Hardinge Inc. Q3 2009 public filings.
(2) Share price data sourced from Bloomberg L.P.

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Transaction Highlights

Romi
A TRADITION OF INNOVATION

o Superior value and immediate liquidity for Hardinge shareholders
o Creation of a strong, diversified global platform for the machine tools business with considerable opportunities for future growth and innovation
o Complementary product offerings, geographical presence, end-markets and customer bases
o Enhanced exposure to emerging markets
o Pro forma size and scale for investment in strategic opportunities
o Strong commitment to the local Elmira community

Strong Global Presence, Enhanced Positioning Towards Emerging Markets

ROMI
A TRADITION OF INNOVATION


Combined Operational Coverage

	Romi	Hardinge	Combined
Number of Manufacturing Facilities	11	5	16
North America	--	1	1
Europe	2	2	4
South America	9	--	9
Asia	--	2	2
Number of Employees	c.2,800[1]	c.1,000[2]	c.3,800
% Asia Revenue[3]	2%	23%	12%
% LatAm Revenue[3]	88%	0%	46%

Notes: (1) Romi employee figure based on management estimates.
(2) Updated Hardinge employee figure estimated based on company filings and recent news releases.
(3) Based on 2008 revenues sourced from company filings. Hardinge's Asia revenues are approximated with revenues from "Asia and other" region as per Hardinge financial report disclosures.

Sources: Romi investor presentation, Romi and Hardinge public filings, press releases, Romi management estimates.

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Complementary Product Lines,
Attractive Diversification Profile

Pro Forma Product Segments(1)
9.6%
9.7%
80.7%
Machine Tools
Casting Products
Plastic Machines

Pro Forma Geographic Segments(1)
11.6%
17.6%
24.7%
46.0%
Brazil
Europe
United States
Asia

Complementary Product Offerings

Note:    (1) Based on 2008 revenues.
Sources: Romi investor presentation, Romi and Hardinge public filings, news.

Industrias Romi at a Glance

Overview

A leading Brazilian machine tool producer

o 11 production facilities in Brazil and Europe as well as a presence in more than
60 countries

o Established in 1930 in Santa Barbara d'Oeste, the Company has been publicly listed since 1972

o Romi joined the Bovespa's "Novo Mercado" in 2007, adopting the highest standards of Corporate Governance

o More than 149,000 Romi machines sold to customers(1) across a number of industry end-markets and geographies

Brazilian Market Leader

2008 Revenue Segmentation
18.4%
18.4%
63.2%
Machine Tools
Casting Products
Plastic Machines

Unique Integrated Model

o Romi's fully integrated business model includes

- Foundry and casting production

- Final assembly facilities

- Direct sales force

- After-market support

o Sales and service network in Brazil consists of more than 30 direct sales and service points, including branches in all main industrial areas throughout 12
Brazilian states

Sources: Romi public filings, investor presentations and management estimates.
Note:    (1) Romi management estimate.